Exhibit 99.1

FOR IMMEDIATE RELEASE

HOME PROPERTIES COMPLETES
AT-THE-MARKET EQUITY OFFERING PROGRAM

ROCHESTER, NY, MAY 12, 2010 – Home Properties (NYSE:HME) today announced that it has completed its At-The-Market (ATM) equity offering program, which resulted in the sale of 3,178,700 common shares generating net proceeds of approximately $147.2 million.  The ATM program was announced on December 3, 2009; and, as of March 31, 2010, the Company had issued 2,313,200 shares at an average price of $46.36 per share, including pending trades.  During the second quarter, the Company issued an additional 865,500 shares at an average price of $49.41 per share.

BofA Merrill Lynch and BMO Capital Markets served as sales agents under the At-The-Market offering program.

“We are pleased with the successful results of the ATM program,” said Edward J. Pettinella, Home Properties’ President and CEO.  “This additional capital strengthens our already solid balance sheet and positions us for growth through attractive acquisitions.”

This press release contains forward-looking statements.  Although Home Properties believes expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved.  Factors that may cause actual results to differ include general economic and local real estate conditions, the weather and other conditions that might affect operating expenses, the timely completion of repositioning and new development activities within anticipated budgets, the actual pace of future acquisitions and dispositions, and continued access to capital to fund growth.  Other risks and uncertainties are described in SEC filings, including the Annual Report on Form 10-K and periodic reports available on the Company Web site.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Home Properties is a publicly traded apartment real estate investment trust that owns, operates, develops, acquires and rehabilitates apartment communities primarily in selected Northeast, Mid-Atlantic and Southeast Florida markets.  Currently, Home Properties operates 110 communities containing 37,494 apartment units.  Of these, 36,344 units in 108 communities are owned directly by the Company; 868 units are partially owned and managed by the Company as general partner, and 282 units are managed for other owners.  For more information, visit Home Properties’ Web site at www.homeproperties.com.

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For further information:

David P. Gardner, Executive Vice President and Chief Financial Officer, (585) 246-4113
Charis W. Warshof, Vice President, Investor Relations, (585) 295-4237